River Financial Corporation Reports 31.4% Increase in Tangible Book Value Per Share

River Financial Corporation has experienced a 31.4% increase in tangible book value per share from $26.67 at December 31, 2024 to $35.05 at December 31, 2025.

Other highlights as of December 31, 2025 include the following:

Income/Profitability:

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Year-to-date net income increased $10.8 million, or 34.5%, from $31.3 million at December 31, 2024 to $42.1 million at December 31, 2025.
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Year-to-date basic earnings per share increased 32.8% from $4.09 at December 31, 2024 to $5.43 at December 31, 2025.
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Year-to-date return on average equity of 16.0% compared to 14.6% for the same period last year.
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Return on average assets of 1.13% compared to 0.92% for the same period last year.
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Year-to-date net interest margin of 3.53% compared to 3.01% for the same period last year.

Balance Sheet:

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Total assets increased $205.2 million or 5.7% from $3.58 billion at December 31, 2024 to $3.79 billion at December 31, 2025.
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Total loans increased $226.7 million or 9.1% from $2.49 billion at December 31, 2024 to $2.71 billion at December 31, 2025.
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Total deposits increased $260 million or 8.5% from $3.07 billion at December 31, 2024 to $3.33 billion at December 31, 2025.

Credit Quality:

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Nonperforming loans as a percentage of total loans increased slightly from 0.34% at December 31, 2024 to 0.44% at December 31, 2025.
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Net charge-off percentage increased slightly from 0.11% at December 31, 2024 to 0.13% at December 31, 2025.

Capital Ratios:

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Total risk-based capital ratio increased from 13.20% at December 31, 2024 to 13.85% at December 31, 2025.
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Common equity tier 1 capital ratio increased from 10.40% at December 31, 2024 to 11.15% as of December 31, 2025.
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Tier 1 Capital ratio increased from 7.48% at December 31, 2024 to 7.95% at December 31, 2025.

About River Financial Corporation

River Financial Corporation operates as the bank holding company for River Bank & Trust. River Bank & Trust operates twenty-three full-service banking offices in Alabama in the cities of Montgomery, Prattville, Millbrook, Wetumpka, Auburn, Opelika, Gadsden, Alexander City, Daphne, Clanton, Dothan, Enterprise, Mobile, Decatur, Huntsville, Saraland, and Birmingham, Alabama. We also have two loan production offices in Tuscaloosa, Alabama and Destin, Florida that have been approved to move to full-service offices once renovations to the offices are completed. For more information contact InvestorRelations@river.bank or go to riverbankandtrust.com/about-us/investor-relations.